Exhibit 99.1

News from Aon

Media Contact:

David Prosperi

Aon Corp.

312-381-2485

David_Prosperi@aon.com

For immediate release

Devine Leaves Aon Risk Services, Launches 1World Sports

New Organization Dedicated to Bringing Sports to Kids around the World

CHICAGO, November 20 — Aon Corporation, the leading global provider of risk services and human capital consulting, today announced that Ted T. Devine will be leaving the firm. Effective immediately, Devine will launch 1World Sports, a non profit entity that seeks to become the premier global organization dedicated to bringing sports to kids around the world.

1World Sports, founded by a grant from the Aon Foundation, will host sports-related mentoring and training events around the world to encourage as many kids as possible to participate in sports and will teach life lessons of teamwork, nutrition, academic importance and health. The organization’s goal is to touch the lives of one million kids over the next ten years.

The organization also will serve as a social community for kids and parents to have access to information they can use to promote sports. This social networking capability will serve to facilitate communication and mentoring for kids with coaches.

“We want to thank Ted for his significant contributions to our firm,” said Greg Case, President and Chief Executive Officer of Aon Corporation. “Anyone who knows or who has worked with Ted understands that a love of sports has been his lifelong passion. Supporting 1World Sports is a natural fit for the Aon Foundation, and we look forward to future announcements from Ted as he embraces this endeavor.”

“1World provides me with an exciting and challenging opportunity to take my love of sports to deserving kids around the world,” said Devine, who will serve as Executive Chairman of 1World Sports. “I am extremely grateful to my friends at Aon for their support of my dream.”

The position of President, Aon Risk Services (ARS) will not be replaced. Steve McGill; chairman and chief executive officer, Mike O’Connor; chief operating officer, and the ARS Executive Committee will continue to work together to serve clients with distinction and provide leadership for the 25,000 ARS colleagues around the world.

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Risk Management  •  Insurance and Reinsurance Brokerage  •  Human Capital & Management Consulting  •  Outsourcing

About The Aon Foundation

The Aon Foundation is the principle vehicle for Aon’s philanthropic programs in the U.S. The Foundation’s charitable giving is focused primarily on promoting access to and excellence in education. We believe that education sets the foundation for future success, for individuals as well as the business community. Therefore, we invest in programs that make a marked difference in the academic achievement of young people and help to develop our future workforce.

About Aon

Aon Corporation (NYSE:AOC) is the leading global provider of risk management services, insurance and reinsurance brokerage, and human capital consulting. Through its more than 37,000 colleagues worldwide, Aon readily delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally through more than 500 offices in more than 120 countries. Named the world’s best broker by Euromoney magazine’s 2008 and 2009 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s largest insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008. A.M. Best deemed Aon the number one insurance broker based on brokerage revenues in 2007 and 2008, and Aon was voted best insurance intermediary, best reinsurance intermediary and best employee benefits consulting firm in 2007, 2008 and 2009 by the readers of Business Insurance. For more information on Aon, log onto http://www.aon.com